Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

Between

Sino Payments, Inc.

AND

BCS Holdings, Inc.

THIS Memorandum of Understanding “MOU” is made on May 26, 2009

BETWEEN:

1.

Sino Payments, Inc. is a Nevada corporation with its principal office located at 12th Floor, Des Voeux Commercial Bldg., 212-214 Des Voeux Road Central, Sheung Wan, Hong Kong (hereafter referred to as “Sino Payments,” )

2.

BCS Holdings, Inc. a US Company with its principal office located at 134 E. Huntington Dr. #D, Arcadia, CA 91006 (hereafter referred to as "BCS”);

NOW IT IS HEREBY AGREED AS FOLLOWS:-

1. Business Potential:

(1)

BCS is a US Company wishing to cooperate with Sino Payments both in China and in the US and throughout Greater Asia Pacific. TAP wishes to discuss a potential merger with Sino Payments, Inc.

(2)

Sino Payments, Inc. is a Nevada United States corporation (OTCBB: SNPY) is newly established to provide retail card and debit processing and related services in China and throughout Asia Pacific to primarily foreign retail development companies operating under the laws and regulation of their respective governments based upon the location of their retail outlets.

2. Co-operation

(1)

The parties agreed to begin discussions for mutual cooperation and a possible future merger by which BCS becomes a wholly owned subsidiary of Sino Payments, Inc. for the purpose of pursuing joint business opportunities that will include but not be limited to the cooperative effort to market and provide retail card and debit processing and related development services in China, the US, and in Asia primarily to foreign companies. .

(2)

Based on the feasibility study, business plan, audited financials, accounting records, and the final service agreements made by both parties，the parties hereby to agree:

(a)

BCS may become a wholly owned subsidiary of Sino Payments, Inc. in the event of a merger into Sino Payments, Inc.

(b)

Sino Payments, Inc. may transfer shares to BCS shareholders upon completion of the share transfer agreement and escrow of such shares if such a merger takes place.

3. Confidentiality

The parties acknowledge that they may obtain certain Confidential Information (whether in documented form or otherwise) from each other in pursuance of this Agreement, and which information is of a commercially sensitive and/or confidential nature. Therefore, parties will subsequently sign a “Non-Disclosure Agreement” which will remain in full enforce until further agreement to be reached.

4. Intellectual Property

4.1

Neither party assigns any of its intellectual property rights to the other under this MOU (Agreement).Any intellectual property rights in any software or content developed or provided by a party remains the sole property of that party. Both parties agreed that they shall not use the other party’s trade marks, service marks, trade names and/or logos in any manner whatsoever without the prior written consent of the other party.

4.2

It is further agreed and declared by both parties that any intellectual property rights arising out of the use of the Confidential Information or any existing intellectual property of the Disclosing Party whether by the Disclosing Party or by the Recipient, the same shall be the absolute property of the Disclosing Party and the Recipient shall execute such required documentation and to do such act as reasonably required by the Disclosing Party to give effect to this proprietary right of the Disclosing Party.

5. Assignment.

Neither party shall assign this Agreement or any interest herein, nor delegate any obligation hereunder without the prior written consent of the other party.

6. Governing Law.

This Agreement shall be governed by the laws of the United States.

7. Limitation of Liability.

In no event shall either party be liable for indirect, consequential, incidental, special or punitive damages, or for loss of use, lost profits or loss of goodwill, whether arising under theories of contract, tort (including negligence) or otherwise. Each party’s total liability hereunder, shall not in the aggregate exceed any sums due or paid hereunder.

8. Notices.

All notices, requests, demands, and other communications required by, or made in connection with, this agreement or the transactions contemplated by this agreement, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Sino Payments,:

12th Floor, Des Voeux Commercial Bldg.

212-214 Des Voeux Road Central

Sheung Wan, Hong Kong

Or via fax to:

+1-212-208-3052

If to BCS the address listed in this MOU (Agreement) or by fax to:

+1-626-289-6856

9. Severability.

If any provision of this agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provision of this agreement shall be deemed valid and enforceable to the full extent possible.

10. Waiver.

The waiver of any term or condition contained in this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

11. Entire Agreement.

This agreement contains all of the terms and conditions agreed upon by the parties Relating to the agreement and supersedes any and all prior and contemporaneous Agreement, negotiations, correspondence, understanding and communications of the parties, whether oral or written, respecting the subject matter hereof.

Signed for and on behalf of
Sino Payments,, Inc.

Signed:	/s/ Matthew Mecke
Name:	Matthew Mecke, Chairman & CEO

Signed for and on behalf of
BCS Holdings, Inc.

Signed:	/s/ Pius Pang
Name:	Pius Pang

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